Exhibit 99.2

Media Contact: Roger van Oosten 206-459-0954 rvanoosten@feareygroup.com

TULLY’S COFFEE WITHDRAWS INITIAL PUBLIC

OFFERING DUE TO MARKET CONDITIONS

Seattle, Wash. – February 7, 2008 – Tully’s Coffee Corporation (Tully’s) announced today that it has decided to withdraw its registration statement on form S-1 with the Securities and Exchange Commission due to market conditions.

“In consultation with our board and investment banking firm DA Davidson, we are withdrawing our proposed IPO due to continued volatility in the market,” said Tom T. O’Keefe, chairman and founder of Tully’s. “We believe that the overall market conditions are not favorable for a public offering at this time. Withdrawing our S-1 registration statement gives us more flexibility in our options on a range of alternatives to enhance shareholder value including a possible private capital raise to grow the business and M&A opportunities.”

In its statement to the SEC, the company has advised that it may undertake a subsequent private offering. The company also may pursue a public offering at a future date and its common stock will remain registered with the SEC at no par value per share.

This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor is there any sale of the company’s securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Tully’s Coffee Corporation

Tully’s Coffee Corporation is a fully handcrafted coffee roaster and a leading specialty coffee retailer and wholesaler. Through company-operated and franchised specialty retail stores in Washington, Oregon, California, Idaho, Arizona, Montana and Utah and its global alliance partner in Japan, Tully’s premium coffees are available at more than 400 branded retail locations. Tully’s wholesale division also distributes handcrafted coffees and related products via office coffee services, food service distributors, and thousands of leading supermarkets in the United States. Tully’s corporate headquarters and roasting plant are located at 3100 Airport Way S. in Seattle, Wash. For more information: (800) 96-Tully or www.tullys.com.

Forward Looking Statements

This release may contain, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties.

For a detailed discussion of these and other cautionary statements, please refer to Tully’s filings with the Securities and Exchange Commission (SEC) including Tully’s Annual Report on Form 10-K for the fiscal year ended April 1, 2007 and Tully’s Quarterly Report on Form 10-Q for the second fiscal quarter ended September 30, 2007.

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